UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Clovis Oncology, Inc.

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2525 28th Street, Suite 100

Boulder, Colorado 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Clovis Oncology, Inc. The meeting will be held on Thursday, June 13, 2013 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302 for the following purposes:

1. To elect three Class II directors for a three year term;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 15, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Your vote is very important. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you. Please note that all votes cast by telephone or on the Internet must be cast prior to 11:59 p.m., Eastern Time, on June 12, 2013. Submitting your proxy now will not limit your right to vote in person at the annual meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

Erle T. Mast Secretary

Boulder, Colorado

April 29, 2013

CLOVIS ONCOLOGY, INC.

2525 28th STREET, SUITE 100

BOULDER, COLORADO 80301

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

JUNE 13, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

Our board of directors is soliciting proxies for our 2013 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, June 13, 2013 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, CO, 80302. If you need directions to the location of the Annual Meeting, please contact us at (303) 625-5000.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 13, 2013:

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials, including this Proxy Statement and our 2012 Annual Report, over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We intend to mail the Notice or paper copies of the proxy materials and proxy card, as applicable, on or about April 29, 2013 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote at the Annual Meeting will have the ability to access the proxy materials on the website referred to in the Notice and to request to receive a printed set of the proxy materials. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials may be found in the Notice.

The Notice will also identify the date, the time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2012, and a form of proxy relating to the Annual Meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person should stockholders choose to do so.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing these proxy materials to you because the board of directors of Clovis Oncology, Inc. is soliciting your proxy to vote at the Annual Meeting to be held on June 13, 2013 at 8:30 a.m. Mountain Time, including at any adjournments or postponements of the meeting. We intend to begin sending the Notice and making our proxy materials available on or about April 29, 2013 to all stockholders of record entitled to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 13, 2013 at 8:30 a.m. Mountain Time at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal 1: Election of Directors. Election of Brian G. Atwood, James C. Blair, Ph.D., and Paul H. Klingenstein as Class II directors to hold office until the 2016 annual meeting of stockholders;

•

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2013.

How do I vote at the Annual Meeting?

With respect to the election of directors, you may either vote “For” all of the nominees to the board of directors or you may “Withhold” your vote for any nominee you specify. With respect to the ratification of the selection of our independent registered public accountants, you may vote “For” or “Against” or abstain from voting.

Only stockholders of record at the close of business on April 15, 2013 will be entitled to vote at the Annual Meeting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If on April 15, 2013 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•

To vote by Internet or telephone, follow the instructions on the website referred to in the Notice previously sent to you. Your vote must be received by 11:59 p.m. Eastern Time on June 12, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2013 your shares were registered, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received a Notice from that organization. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of selection of the independent registered public accounting firm. If any other matter is properly presented at the meeting, the proxyholders will vote your shares using their best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or over the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 2525 28th Street, Suite 100, Boulder, CO 80301.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 26,262,718 shares outstanding and entitled to vote. Thus, the holders of 13,131,360 shares must be present in person or represented by proxy at the meeting to have a quorum.

What vote is required to approve each proposal?

•	Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” will affect the outcome.

•

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young LLP, our independent registered public accounting firm, must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the Annual Meeting, but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of the vote the ratification of selection of independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of such proposals.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the selection of independent registered public accounting firm is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting. If final voting results are not available to us in time to file with the SEC a Form 8-K within four business days after the meeting, we intend to file with the SEC a Form 8-K to disclose preliminary results and, within four business days after the final results are known to us, file with the SEC an additional Form 8-K to disclose the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three staggered classes of directors of the same or nearly the same number, designated Class I, Class II and Class III, with each class having a three year term. Vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Dr. John C. Reed, a Class III director, resigned from the board of directors effective February 14, 2013 due to the time constraints and other obligations imposed by his new job.

There are three directors in Class II whose term of office expires in 2013. Each of the nominees for election to Class II, Brian G. Atwood, James C. Blair, Ph.D., and Paul H. Klingenstein, have been recommended by the Nominating and Corporate Governance Committee of the board of directors for election at the Annual Meeting and have been nominated by the board for election at the Annual Meeting as Class II directors. Each of these nominees is currently a member of our board of directors. If re-elected at the Annual Meeting, each of these nominees would serve until our 2016 annual meeting of stockholders and until his successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following table sets forth the name, age and position of each of our nominees as of March 31, 2013:

Nominees for Election for a Three-Year Term Expiring at the 2016 Annual Meeting – Class II

Name	Age	Position
Brian G. Atwood	60	Director
James C. Blair, Ph.D.	73	Director
Paul H. Klingenstein	57	Director

The following is biographical information as of March 31, 2013 for our nominees:

Brian G. Atwood has served as a member of our board of directors since our inception. In 1999, he co-founded and currently serves as a Managing Director for Versant Ventures, a healthcare-focused venture capital firm. Prior to founding Versant Ventures, Mr. Atwood served as a general partner of Brentwood Associates, a venture capital firm. Mr. Atwood also serves on the boards of several pharmaceutical and biotechnology companies, including Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), Five Prime Therapeutics, Inc., Immune Design Corp., Groove Biopharma Corporation (formerly known as Mirina Corporation), OpGen, Inc., PhaseRx, Inc., Spark Diagnostics, Inc., Trius Therapeutics, Inc. (NASDAQ: TSRX) and Veracyte, Inc. Mr. Atwood also served on the boards of Helicos Biosciences (NASDAQ: HLCS) and Pharmion Corporation. Mr. Atwood holds a B.S. in biological sciences from the University of California, Irvine, an M.S. in ecology from the University of California, Davis, and an M.B.A. from Harvard University. We believe that Mr. Atwood possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

Dr. James C. Blair has served as a member of our board of directors since our inception and serves as the chairman of our compensation committee. Since 1985, he has served as a general partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Dr. Blair currently serves on the boards of Applied Proteomics, Inc., Astute Medical, Inc., aTyr Pharma, Inc., Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), CoDa Therapeutics, Inc., IntegenX, Inc., Meritage Pharma Inc., NeuroPace, Inc., and Zogenix, Inc. (NASDAQ: ZGNX). He has previously served on the boards of over 40 life science ventures including Amgen Inc. (NASDAQ: AMGN), Aurora Biosciences Corp., Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), Applied Biosystems Inc., Dura Pharmaceuticals, Inc., Nuvasive, Inc. (NASDAQ: NUVA), Pharmion Corporation, and Volcano Corporation (NASDAQ: VOLC). Dr. Blair currently serves on the board of directors of the Prostate Cancer Foundation and the Sanford-Burnham Medical Research Institute. He is also on the advisory boards of the Department of Molecular Biology at Princeton University, the USC Stevens Institute for Innovation, and the Division of Chemistry and Chemical Engineering at the California Institute of Technology. He received a B.S.E. from Princeton University and M.S.E. and Ph.D. degrees from the University of Pennsylvania, all in electrical engineering. We believe that Dr. Blair possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the life science industry and his years of business and leadership experience.

Paul H. Klingenstein has served as a member of our board of directors since our inception. He is the Managing Partner of Aberdare Ventures, a healthcare-focused venture capital firm he formed in 1999. Prior to founding Aberdare, Mr. Klingenstein worked in venture capital and private equity with Warburg Pincus and Accel Partners, and was an advisor to the Rockefeller Foundation. Mr. Klingenstein currently serves on the boards of Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) and EnteroMedics Inc. (NASDAQ: ETRM). Mr. Klingenstein has previously served on the boards of Ablation Frontiers, Inc., Alibris, Inc., Ample Medical Corporation, Aviron Inc., Conatus Pharmaceuticals Inc., EP Technologies Inc., Glycomed Inc., Idun Pharmaceuticals Inc., Isis Pharmaceuticals, Inc. (NASDAQ: ISIS), Nevro Corp., Pharmion Corp., Posit Science Corporation, U.S. Behavioral Health, VertiFlex Inc., Viagene Inc., and Xomed Surgical Products Inc. He is currently the Chairman of the Board of the International AIDS Vaccine Initiative, and is an advisory board member of the University of California Berkeley School of Public Health. He has also served on the boards of various educational and non-profit institutions. Mr. Klingenstein received an A.B. in anthropology from Harvard University and an M.B.A. from Stanford University. We believe that Mr. Klingenstein possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2014 Annual Meeting – Class III

The following table sets forth the name, age and position of our director in Class III as of March 31, 2013:

Name	Age	Position
Edward J. McKinley	61	Director

The following is biographical information as of March 31, 2013 for our director in Class III:

Edward J. McKinley has served as a member of our board of directors since our inception and serves as the chairman of our audit committee. Mr. McKinley spent 20 years serving in various roles at the private equity firm Warburg Pincus, including managing the firm’s private equity activity in Europe and serving on the firm’s Management Committee. Before joining Warburg Pincus, he was with the management consulting firm McKinsey & Company. Mr. McKinley also served on the board of Pharmion Corporation and currently serves on the boards of several private companies, and as an advisor or investment committee head for several investment management firms. He also serves on the investment committee of several endowments, and on the boards or advisory boards of several non-profit organizations. He graduated Phi Beta Kappa with honors from Stanford University and holds a graduate management degree from Yale University. We believe that Mr. McKinley possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

Directors Continuing in Office Until the 2015 Annual Meeting – Class I

The following table sets forth the name, age and position of each of our directors in Class I as of March 31, 2013:

Name	Age	Position
Patrick J. Mahaffy	50	President and Chief Executive Officer; Director
M. James Barrett, Ph.D.	70	Chairman of the Board of Directors
Thorlef Spickschen	72	Director

The following is biographical information as of March 31, 2013 for our directors in Class I:

Patrick J. Mahaffy is one of our co-founders and has served as our President and Chief Executive Officer and a member of our board of directors since our inception. Previously, Mr. Mahaffy served as President and Chief Executive Officer and as a member of the board of directors at Pharmion Corporation, which he founded in 2000 and sold to Celgene Corporation in 2008. From 1992 through 1998, Mr. Mahaffy was President and Chief Executive Officer of NeXagen, Inc. and its successor, NeXstar Pharmaceuticals, Inc., a biopharmaceutical company. Prior to that, Mr. Mahaffy was a Vice President at the private equity firm E.M. Warburg Pincus and Co. Mr. Mahaffy also serves on the boards of directors of Orexigen Therapeutics, Inc. (NASDAQ: OREX) and Flexion Therapeutics, Inc. He is also a trustee of Lewis and Clark College. Mr. Mahaffy has a B.A. in international affairs from Lewis and Clark College and a M.A. in international affairs from Columbia University. We believe that Mr. Mahaffy possesses specific attributes that qualify him to serve as a member of our board of directors, including his understanding of our business and strategy in his role as our CEO, his experience in the venture capital industry, his historical knowledge, his operational and management expertise and his years of leadership experience.

Dr. M. James Barrett has served as a member of our board of directors since our inception and serves as the chairman of our board of directors and the chairman of our nominating and corporate governance committee. Since September 2001, he has served as a general partner of New Enterprise Associates Inc., a venture capital firm focusing on the healthcare, information technology and energy technology industries. From 1997 to 2001, Dr. Barrett served as Chairman and Chief Executive Officer of Sensors for Medicine and Science, which he founded in 1997. Dr. Barrett serves on the boards of several pharmaceutical and biotechnology companies, including Amicus Therapeutics, Inc. (NASDAQ: FOLD), Blend Biosciences, Inc., Cardioxyl Pharmaceuticals, Inc., GlycoMimetics, Inc., PhaseBio Pharmaceuticals, Inc., Predictive Biosciences, Inc., Psyadon Pharmaceuticals, Inc. (formerly known as Ruxton Pharmaceuticals, Inc.), Roka Bioscience, Inc., Supernus Pharmaceuticals, Inc., Targacept, Inc. (NASDAQ: TRGT), Zosano Pharma, Inc., and ZP Holdings, Inc., as well as continuing to serve as Chairman of Sensors for Medicine and Science. Dr. Barrett previously served on the board of, among others, Inhibitex, Inc. (NASDAQ: INHX) (acquired by Bristol-Myers Squibb (NASDAQ: BMY)), Pharmion Corporation, and YM Biosciences, Inc. (AMEX: YMI). Dr. Barrett received a Ph.D. in biochemistry from the University of Tennessee, his M.B.A. from the University of Santa Clara, and a B.S. in chemistry from Boston College. We believe that Dr. Barrett possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience in the venture capital industry and his years of business and leadership experience.

Dr. Thorlef Spickschen has served as a member of our board of directors since our inception. From 1994 to 2001, Dr. Spickschen was chairman and Chief Executive Officer of BASF Pharma/Knoll AG. From 1984 to 1994, Dr. Spickschen worked with Boehringer Mannheim GmbH, where he was responsible for sales and marketing and has been Chairman of its Executive Board since 1990. From 1976 to 1984, Dr. Spickschen was Managing Director, Germany and Central Europe for Eli Lilly & Co. Dr. Spickschen is currently Chairman of BIOTEST AG, a publicly traded company in Germany and on the board of Cytos Biotechnology AG, which is publicly-traded in Switzerland. Dr. Spickschen previously served on the board of Pharmion Corporation. Dr. Spickschen received a Doctorate in business management from the University of Cologne. We believe that Dr. Spickschen possesses specific attributes that qualify him to serve as a member of our board of directors, including his business and leadership experience in the biomedical industry.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2009. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests or those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2012 and December 31, 2011, by Ernst & Young LLP, our principal accountant.

	Year Ended December 31,
	2012	2011
Audit Fees(1)	$512,020	$708,343
Audit Related Fees	—	—
Tax Fees	11,285	11,000
All Other Fees	—	—

	$523,305	$719,343

(1)	Audit fees include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, professional services related to our public offerings of securities and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

All fees described above for the year ended December 31, 2012 were approved by our audit committee.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THIS PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Board Independence

Rule 5605 of the NASDAQ Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Drs. Barrett, Blair, and Spickschen or Messrs. Atwood, Klingenstein and McKinley, representing six of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Our board of directors also determined that Messrs. Atwood, Klingenstein and McKinley, who comprise our audit committee, Drs. Barrett, Blair and Spickschen, who comprise our compensation committee, and Drs. Barrett and Blair and Mr. Atwood, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors has an independent Chairman, M. James Barrett. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as we continue to grow. We separate the roles of Chief Executive Officer and Chairman of the board of directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, day-to-day leadership and performance, while the Chairman of the board of directors provides guidance to the Chief Executive Officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to management of our board of directors and oversight of us. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman with the role of Chief Executive Officer, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure.

Board’s Role in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. The audit committee receives reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the full board of directors focus on the most significant risks we face and our general risk management strategies. While our board of directors oversees our risk management, company management is responsible for day-to-day risk management processes. Our board of directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure, which also emphasizes the independence of the board in its oversight of our business and affairs, supports this approach.

Board Meetings

During the fiscal year 2012, our board of directors met 6 times, including telephonic meetings. In that year, each director attended at least 75% of the aggregate of the meetings held by the board of directors, and each director who is a member of a committee attended at least 75% of the meetings the committees of our board of directors held on which the director served. All of our directors attended our annual meeting of stockholders in 2012. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.

Information Regarding Board Committees

Our board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for 2012 for each of the board of directors committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Employee Director:
Patrick J. Mahaffy	—		—		—
Non-Employee Directors:
Brian G. Atwood	X		—		X
M. James Barrett	—		X		X	*
James C. Blair	—		X	*	X
Paul H. Klingenstein	X		—		—
Edward J. McKinley	X	*	—		—
John C. Reed**	—		—		—
Thorlef Spickschen	—		X		—
Total meetings in 2012:	6		2		1

*	Committee Chair
**	Dr. John C. Reed, a Class III director, resigned from the board of directors effective February 14, 2013 due to the time constraints and other obligations imposed by his new job.

Below is a description of each committee of the board of directors.

Audit Committee

The members of the audit committee are Messrs. Atwood, Klingenstein and McKinley, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market and the independence requirements of Rule 10A-3 of the Exchange Act. Our board of directors has determined that Mr. McKinley qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. McKinley serves as chairman of this committee. During the fiscal year 2012, our audit committee met six times, including telephonic meetings.

Our audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, and assists our board of directors by: (1) overseeing and monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and our internal accounting procedures and systems of internal controls (2) assuming direct responsibility for the appointment, compensation, retention and oversight of work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attestation services, for overseeing and monitoring our independent registered public accounting firm’s qualifications and independence, and for dealing directly with any such accounting firm, including resolving disagreements between management and our independent auditor; (3) providing a medium for consideration of matters relating to any audit issues; and (4) preparing the audit committee report required to be included in our filings under the rules and regulations of the SEC. The written charter for the audit committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE

Our audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2012 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

Our audit committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to our audit committee, including the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, our audit committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with our audit committee concerning independence, and has discussed with Ernst & Young LLP their independence.

Based on the review and discussions referred to above, our audit committee has recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012, filed by us with the SEC.

Respectfully submitted,

The Audit Committee of the Board of Directors

Brian G. Atwood

Paul H. Klingenstein

Edward J. McKinley

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act of 1933, as amended, or the “Securities Act,” or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The members of the compensation committee are Drs. Barrett, Blair and Spickschen, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. Dr. Blair serves as chairman of this committee. During fiscal year 2012, our compensation committee met two times and acted by written consent one time.

The compensation committee assists our board of directors in discharging its responsibilities relating to (1) setting our compensation program and compensation and benefits of all of our executive officers and directors; (2) providing oversight for our incentive and equity-based compensation plans; (3) establishing and reviewing general policies relating to compensation and benefits of our employees; and (4) preparing the compensation committee report required to be included in our filings under the rules and regulations of the SEC. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, except that it shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The written charter for the compensation committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. For a description of certain transactions between us and certain members of our compensation committee and their affiliated entities, see “Certain Relationships and Related Party Transactions” below. None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Drs. Barrett and Blair and Mr. Atwood, each of whom qualifies as an independent director under the corporate governance standards of the NASDAQ Stock Market. Dr. Barrett serves as chairman of this committee. During fiscal year 2012, our nominating and corporate governance committee met one time.

The nominating and corporate governance committee assists our board of directors in discharging its responsibilities relating to (1) developing and recommending criteria for selecting new directors, and identifying, screening and recommending nominees for election as directors; (2) screening and recommending to the board of directors individuals qualified to become executive officers; (3) evaluating our board of directors and its dealings with management; (4) developing, reviewing and recommending corporate governance guidelines and a code of business ethics; and (5) generally advising our board of directors on other corporate governance and related matters. The written charter for the nominating and corporate governance committee is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying, considering and recommending director candidates to fill new positions or vacancies on our board of directors, including candidates proposed by our stockholders, except where the right to nominate a director legally belongs to a third party. Our board of directors is responsible for recommending a slate of directors for election by our stockholders.

In identifying individual candidates, our nominating and corporate governance committee considers current members of our board of directors, as well as candidates referred or recommended to it by directors, members of management, stockholders and others. In evaluating the suitability of individual candidates (both new candidates and current directors), our nominating and corporate governance committee, in recommending candidates for election, and our board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; commercialization experience in pharmaceutical companies; strong finance experience; experience relevant to us; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; diversity of background and perspective, including with respect to age, gender, race, place of residence and specialized experience; and practical and mature business judgment, including the ability to make independent analytical inquiries. The board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors. The nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members.

We have not received director candidate recommendations from our stockholders and do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Stockholders wishing to make director candidate recommendations should address such recommendations to our corporate secretary, Erle T. Mast, at Clovis Oncology, Inc., 2525 28 th Street, Suite 100, Boulder, Colorado 80301, in accordance with the procedures detailed under the heading “Stockholder Proposals to be Presented at Next Annual Meeting” below.

Stockholder Communications with the Board of Directors

Stockholders seeking to communicate with our board of directors should submit their written comments to our corporate secretary, Erle T. Mast, at Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301. The corporate secretary will forward such communications to each member of our board of directors; provided that, if in the opinion of our corporate secretary it would be inappropriate to send a particular stockholder communication to a specific director, such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Code of Business Ethics

We have adopted the Clovis Oncology, Inc. Code of Business Ethics that is reviewed and published annually and contains the ethical principles by which our chief executive officer and chief financial officer, among others, are expected to conduct themselves when carrying out their duties and responsibilities. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of our Code of Business Ethics by posting such information on our website at www.clovisoncology.com . Our Code of Business Ethics is available on our website at http://ir.clovisoncology.com under “Corporate Governance.”

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of March 31, 2013:

Name	Age	Position
Patrick J. Mahaffy	50	President and Chief Executive Officer; Director
Erle T. Mast	50	Executive Vice President and Chief Financial Officer
Andrew R. Allen, M.D, Ph.D.	46	Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer
Gillian C. Ivers-Read	59	Executive Vice President of Technical Operations and Chief Regulatory Officer
Steven L. Hoerter	42	Senior Vice President, Commercial

The following is biographical information as of March 31, 2013 for our executive officers other than Mr. Mahaffy, whose biographical information appears above in Proposal 1, Election of Directors.

Erle T. Mast is one of our co-founders and has served as our Executive Vice President and Chief Financial Officer since our inception. Previously, Mr. Mast served in the same role at Pharmion Corporation, beginning in 2002. From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals, Inc. and its successor, Elan Corporation. From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business unit for Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast also serves on the board of directors of Zogenix, Inc. (NASDAQ: ZGNX). Mr. Mast received a B.Sc. in business administration from California State University Bakersfield.

Dr. Andrew R. Allen is one of our co-founders and has served as our Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer since our inception. Previously, Dr. Allen served in the same role at Pharmion Corporation, beginning in 2006. From 2004 through 2006, Dr. Allen served as Vice President of BioPharma Development and Head of the Oncology Therapeutic Unit for Chiron Corporation. Previously, Dr. Allen served as global project head in Abbott Laboratories’ oncology franchise, and prior to that he progressed through positions of increasing responsibility at the management consulting firm McKinsey & Company, with a focus on oncology strategy. Dr. Allen serves on the board of directors of Nodality, Inc., a privately-held biotechnology company. Dr. Allen qualified in medicine at Oxford University and earned his Ph.D. from the Imperial College of Science, Technology and Medicine in London. Dr. Allen also obtained post-graduate internal medicine qualification as a Member of Royal College of Physicians (MRCP).

Gillian C. Ivers-Read is one of our co-founders and has served as our Executive Vice President of Technical Operations and Chief Regulatory Officer since our inception. Previously, Ms. Ivers-Read served as Executive Vice President, Development Operations at Pharmion Corporation, beginning in 2002. From 1996 to 2001, Ms. Ivers-Read held various regulatory positions with Hoechst Marion Roussel and its successor, Aventis Pharmaceuticals, Inc., where she most recently held the position of Vice President, Global Regulatory Affairs. From 1994 to 1996, Ms. Ivers-Read was Vice President, Development and Regulatory Affairs for Argus Pharmaceuticals, and from 1984 to 1994, she served as a regulatory affairs director for Marion Merrell Dow. Ms. Ivers-Read serves on the board of Bio-Path Holdings, Inc. (OTC BB: BPTH). Ms. Ivers-Read received a B.Sc. in pharmacology from University College London.

Steven L. Hoerter has served as our Senior Vice President, Commercial since August 2011. From 2010 to 2011, Mr. Hoerter was General Manager and Management Center Head at Hoffmann-LaRoche Ltd. for the Sub-Saharan Africa and Indian Ocean Region, based in Johannesburg, South Africa. From 2005 to 2010, Mr. Hoerter held a variety of positions at Genentech, Inc., including serving on the senior leadership team for Genentech’s BioOncology business as Senior Director, Pipeline Development and Commercial Operations. Prior to that he worked at Chiron Corporation and Eli Lilly and Company. During Mr. Hoerter’s 11-year career at Lilly, he held positions in sales, business development, marketing and business unit management in the US, Europe and Africa. Mr. Hoerter has a B.A. in Russian and Political Science from Bucknell University, an M.B.A. from Tilburg University and an M.S. in Management from Purdue University.

Compensation Discussion and Analysis

Our “named executive officers” for our fiscal year ending December 31, 2012 consisted of the following individuals:

•	Patrick J. Mahaffy, our President and Chief Executive Officer;

•	Erle T. Mast, our Executive Vice President and Chief Financial Officer;

•	Gillian C. Ivers-Read, our Executive Vice President of Technical Operations and Chief Regulatory Officer;

•	Andrew R. Allen, our Executive Vice President of Clinical and Pre-Clinical Development and Chief Medical Officer; and

•	Steven L. Hoerter, our Senior Vice President, Commercial.

Compensation Overview and Objectives

Compensation decisions with respect to our named executive officers have generally been made based on the need to attract, motivate and retain talented executives, to align executive interests with those of our stockholders, and to motivate the achievement of individual objectives and key strategic financial and operational goals. To that end, our compensation programs are designed to provide fixed compensation within market competitive ranges, to incentivize our executives to achieve performance goals that maximize rational growth, and to motivate our executives to achieve the greatest possible returns for our stockholders. The fixed aspects of our compensation program – including base salary and benefits – enable us to compensate our executives at market compensation levels, which is necessary to attract and retain top talent. Our annual incentive programs allow us to pay for performance, based on achievement of company-wide performance targets, as well as individual goals. Finally, our stock incentive plans enable us to promote executive retention and to directly link the value of the compensation paid to our executive officers to the value of our common stock.

Determination of Compensation

The compensation committee of our board of directors, which meets regularly to discuss compensation matters as they arise, is primarily responsible for reviewing compensatory arrangements with, and determining appropriate compensation levels and arrangements for, our named executive officers in light of our compensation philosophies and objectives. Our named executive officers frequently provide input and recommendations to the compensation committee on compensation matters, and our President and Chief Executive Officer periodically reviews each named executive officer’s overall performance and makes recommendations to the compensation committee on the elements of the named executive officers’ compensation. However, our President and Chief Executive Officer does not participate in discussions regarding his compensation, and recuses himself from meetings when his compensation is discussed.

In determining the levels and mix of compensation, our compensation committee has not generally relied on formulaic guidelines, but rather has maintained a flexible approach to compensation determinations which allows it to adapt the various elements of compensation to motivate individual executives and achieve our specific strategic and financial goals. The compensation committee considered both individual performance and contributions to our growth and success, as well as overall achievement of performance goals, in making its compensation determinations.

2012 Say on Pay Vote

In June 2012, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders approved the compensation of our named executive officers, with over 75% of stockholder votes cast in favor of our 2012 say-on-pay resolution (excluding broker non-votes). The compensation committee considered the result of the stockholder advisory vote as supportive of its compensation policies, practices and philosophy for our named executive officers. As a result, following our annual review of our executive compensation philosophy, the compensation committee decided to generally retain our existing approach to executive compensation for our executives.

In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the board of directors took into account the strong preference for an triennial vote expressed by our stockholders at our 2012 annual meeting. Accordingly, the board of directors determined that we will hold an advisory stockholder vote on the compensation of our named executive officers every three years.

In 2012, the compensation committee engaged Radford, an Aon Hewitt company, to review and advise on our compensation practices. Radford prepared a report surveying the compensation policies of our peer group, including compensation and benefits of key employees, and comparing the results of the survey with our existing compensation practices. The compensation committee used Radford’s report as one factor for determining the compensation of our named executive officers during 2012 in order to ensure that the compensation for our named executive officers was set at competitive levels. The compensation committee also relied on its members’ collective experience and expertise in determining the appropriate levels of compensation.

With respect to compensation determinations made in 2012, our peer group consisted of the following companies, which were determined to be (i) biotechnology companies with Phase II & III compounds in development, (ii) generally of a similar size to us, and (iii) located in technology hubs or higher cost of living areas (to reflect the recruiting challenges of the San Francisco/Bay Area and Boulder, Colorado):

• Aegerion Pharmaceuticals	• Exelixis

• Affymax	• Geron

• Alimera Sciences	• Infinity Pharmaceuticals

• Anacor Pharmaceuticals	• Ligand Pharmaceuticals

• Anthera Pharmaceuticals	• MAP Pharmaceuticals

• Ardea Biosciences	• Micromet

• ARIAD Pharmaceuticals	• OncoGenex Pharmaceuticals

• Array BioPharma	• Oncothyreon

• AVEO Pharmaceuticals	• Trius Therapeutics

• Endocyte	• ZIOPHARM Oncology

• Enzon Pharmaceuticals

The compensation committee reviews the peer group periodically to reflect changes in market capitalization and other factors, including our then-current circumstances, and revises the companies included in the peer group accordingly. In this regard, the peer group was revised by the compensation committee in January 2013 for use in compensation decisions in 2013 to add the following five companies as new compensation peers: Alnylam Pharmaceuticals, Merrimack Pharmaceuticals, Neurocrine Biosciences, Rigel Pharmaceuticals, and Tesaro, and to remove Alimera Sciences, Anthera Pharmaceuticals, Ardea Biosciences, ARIAD Pharmaceuticals, Micromet, and Oncothyreon as compensation peers, in order to more closely align the peer group with the Company’s industry and size.

In setting 2012 compensation, the compensation committee reviewed the market data presented in the Radford report and compared each named executive officer’s base salary, target annual performance bonus and equity compensation value, separately and in the aggregate, to amounts paid to similarly-situated executives at our peer companies. The compensation committee’s determinations with respect to 2012 compensation were intended generally to target base salary, annual performance bonus value, equity compensation value and overall compensation for each named executive officer to be between the median and 75th percentile of the compensation packages offered by our peer companies. The compensation committee believes that targeting compensation within this range helps achieve the compensation objectives described above. However, compensation for each executive may vary from this range depending on other factors the compensation committee considers relevant, such as internal pay equity amongst our named executive officers or levels of authority, responsibility and experience of our named executive officers that exceed the norms for individuals holding comparably-titled positions at other companies.

Components of Compensation for Fiscal 2012

Compensation packages of our named executive officers generally consist of base salary, an annual performance bonus, retirement and health benefits, and equity compensation. We believe that the relationship of fixed to performance-based compensation was properly balanced and provided us with an effective means to attract, motivate and retain our named executive officers, as well as reward them for increase in the value of our common stock.

Base Salary

The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, roles, and responsibilities. Base salary amounts for each named executive officer were originally determined at the time of the named executive officer’s appointment to their position with us. The compensation committee periodically reviews the base salary of each named executive officer and may make adjustments as and when appropriate, consistent with our compensation objectives and based on the compensation committee’s consideration of an executive’s individual performance and our overall performance. In 2012, in order to provide each of our named executive officers with base salaries that are competitive with our publicly traded peer companies, the annual base salaries of each of Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen and Ms. Ivers-Read were increased, as of March 1, 2012, to $500,000 (which represents an increase of approximately 11% over his 2011 annual base salary), $360,500 (which represents an increase of approximately 3% over his 2011 annual base salary), $315,000 (which represents an increase of approximately 1.6% over his 2011 annual base salary), $386,500 (which represents an increase of approximately 3% over his 2011 annual base salary) and $360,500 (which represents an increase of approximately 3% over her 2011 annual base salary), respectively. For 2013, the compensation committee approved an annual base salary increase of 3% for each of our named executive officers, effective as of March 1, 2013, to maintain their salaries at competitive levels.

Annual Performance Bonuses

Annual performance bonuses are intended to reward our executives for achieving annual company-wide performance goals that are important to our success. In the initial establishment of compensation packages for the named executive officers in 2009, the board of directors reviewed the advisability of, and approved the use of, a proposed structure of bonuses to be paid to the named executive officers based on the achievement of certain corporate goals. As part of that process, the board of directors determined that Mr. Mahaffy’s target annual bonus for each calendar year should equal 50% of his annual base salary and that the target annual bonuses for Mr. Mast, Dr. Allen and Ms. Ivers-Read should equal 40% of their respective annual base salaries. Mr. Hoerter’s 2011 target bonus percentage of 35% was established by the compensation committee at his time of hire based on its consideration of factors such as the scope of his roles and responsibilities, our overall compensation program, market standards for compensation paid to similarly-situated executives at other companies and their general knowledge of the competitive market. For 2012, the target bonus percentages for our named executive officers did not change from their initially established levels and were generally between the median and 75th percentile of the target bonus percentages offered by our peer companies. For 2013, after reviewing the compensation practices of our peer companies, the compensation committee approved an increase in Mr. Mahaffy’s target annual bonus percentage from 50% to 60%, in order to better align his target bonus percentage with the median of the target bonus percentages offered by our peer companies.

For 2012, the compensation committee did not set any specific individual performance targets for the payment of bonuses to our named executive officers. Instead, in the first quarter of 2013, the compensation committee subjectively reviewed our overall performance against our 2012 corporate goals and business development progress and determined to pay bonus awards in an amount equal to 80% of target levels based on our overall performance during 2012. In November 2012, we reported results from a pivotal LEAP (Low hENT1 and Adenocarcinoma of the Pancreas) study in metastatic pancreatic cancer of CO-101, our lipid-conjugated form of the anti-cancer drug gemcitabine. In this study, CO-101 failed to demonstrate a difference in overall survival as compared to gemcitabine, and based on the results of the study, we ceased further development of CO-101. The unsuccessful results of the CO-101 LEAP study were a significant factor in the compensation committee’s decision to pay bonus awards at less than target levels. After considering those results, as well as the Company’s otherwise successful performance against the 2012 corporate goals, the compensation committee determined that it was appropriate to pay bonus awards at 80% of target levels. The 2012 corporate goals established by our board of directors consisted of (i) the completion of enrollment of patients for the C0-101 LEAP study in the first quarter of 2012 (enrollment was completed by March 2012), (ii) the initiation of a Phase I study of CO-101 in combination with cisplatin in the third quarter of 2012 (study was initiated in August 2012), (iii) the initiation of Phase I/II studies of CO-1686 in the U.S./Europe and Asia in the second and third quarters of 2012 (the study in the U.S./Europe was initiated in the first quarter of 2012, and initiation of the study in Asia is pending), (iv) the completion of the Phase I monotherapy study of rucaparib in 2012 (several dosing cohorts were completed in the Phase I study in 2012, and the study is expected to complete in mid-2013), and (v) the achievement of a 2012 cash burn target of less than $71 million (the actual 2012 cash burn was $66 million).

Equity Compensation

We maintain the Clovis Oncology, Inc. 2011 Stock Incentive Plan, or the 2011 Plan, the terms of which are described below.

On March 1, 2012, Mr. Mahaffy was granted options to purchase 150,000 shares of common stock, Mr. Hoerter was granted options to purchase 60,000 shares of common stock, and Mr. Mast, Dr. Allen and Ms. Ivers-Read were each granted options to purchase 50,000 shares of common stock pursuant to the 2011 Plan, in each case at an exercise price per share of $24.74 (which was the closing price per share of our common stock on the date of grant). Twenty-five percent of the shares of common stock subject to the options will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date. The compensation committee determined that it was appropriate to grant the awards in 2012 to provide sufficient incentive to maximize value for our stockholders, as well as a sufficient retention incentive for named executive officers.

Employment Agreements

We entered into substantially similar employment agreements (described in more detail below) with Messrs. Mahaffy and Mast, Dr. Allen and Ms. Ivers-Read on August 24, 2011, and with Mr. Hoerter on March 22, 2012. With the assistance of our compensation consultants, the compensation committee determined that it was advisable to enter into employment agreements with each executive with a title of executive vice president or higher to ensure that the compensation and benefits provided to such executives was competitive with our publicly traded peer companies and to ensure that we have adequate protection in the form of restrictive covenants following a termination of employment.

Retirement Benefits

In 2012, we provided retirement benefits to our named executive officers through the Clovis Oncology, Inc. 401(k) plan, a defined contribution pension plan, on the same basis as our other employees. We make matching contributions to the account of each eligible employee under the 401(k) plan of 100% of the first 4% of gross wages that an employee contributes to his or her account.

Other Benefits

In 2012, our named executive officers were eligible to receive the same basic benefits, including health benefits and a gross up payment on taxable life insurance payments, that were available to our other employees. We also provided certain additional perquisites to our named executive officers, including supplemental long term disability coverage and health club expenses, which we believe are necessary in light of the competitive market for talent in our industry.

Compensation Decisions Relating to Fiscal Year 2013

2013 Option Grants

On March 1, 2013, Mr. Mahaffy was granted options to purchase 200,000 shares of common stock, Mr. Hoerter was granted options to purchase 60,000 shares of common stock, and Mr. Mast, Dr. Allen and Ms. Ivers-Read were each granted options to purchase 75,000 shares of common stock, in each case pursuant to the 2011 Plan and at an exercise price per share of $21.81 (which was the closing price per share of our common stock on the date of grant). Twenty-five percent of the shares of common stock subject to the options will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date. In the event that the executive’s employment is terminated by us other than on account of the executive’s misconduct or if the executive resigns for good reason, in each case within twelve months following a change in control, all unvested options will vest.

Compensation Risk Management

Our compensation committee has reviewed our overall compensation policies and practices to determine whether those policies and practices are reasonably likely to have a material adverse effect on us and has concluded that they are not reasonably likely to have a material effect on us. In conducting its analysis, the compensation committee considered the following factors:

•

Base salary: Base salary is a fixed portion of overall compensation that is set based on factors such as the scope of an employee’s responsibilities, and which provides income regardless of our short-term performance. Our compensation committee does not believe that base salary creates an incentive for our employees to take undue risks.

•

Bonus programs: Bonuses are designed to reward employees for achieving annual company-wide performance goals that are important to our success, and intended to compensate our employees for achieving such goals. Although the compensation committee (and previously the board of directors) has historically based bonuses on the achievement of company-wide goals, the actual amount of any bonus is subject to board of directors discretion. For these reasons, our compensation committee does not believe that our bonus programs encourage employees to take risks which could have an adverse effect on us.

•

Equity compensation: Equity awards are designed to encourage our employees to align their interests with the long-term interests of our stockholders. Our compensation committee believes that equity compensation discourages our employees from taking unnecessary risks because the ultimate value of the equity awards is determined based on the long-term appreciation in the value of our stock.

After considering the risk implications of each element of the above elements of our overall compensation program, our compensation committee concluded that our overall compensation policies and practices are not likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on such review and discussions, our compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the year ended December 31, 2012, filed by us with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Directors

M. James Barrett

James C. Blair

Thorlef Spickschen

The material in this report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not to be incorporated by reference in any filing of Clovis Oncology, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table shows the compensation of our principal executive officer, our principal financial officer and our other named executive officers for the years ended 2012, 2011 and 2010.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards (1) ($)	All Other compensation (2) ($)	Total ($)
Patrick J. Mahaffy	2012	491,667	200,000	2,353,305	14,448	3,059,420
President and Chief Executive Officer	2011	437,500	225,000	448,987	13,873	1,125,360
	2010	375,000	75,000	—	12,554	462,554
Erle T. Mast	2012	358,750	115,360	784,435	15,310	1,273,855
EVP, Chief Financial Officer	2011	345,833	140,000	149,661	14,473	649,967
	2010	325,000	52,000	—	12,562	389,562
Gillian C. Ivers-Read	2012	358,750	115,360	784,435	24,383	1,282,928
EVP of Technical Operations and Chief Regulatory Officer	2011	345,833	140,000	149,661	24,182	659,676
	2010	325,000	52,000	—	19,768	396,769
Andrew R. Allen	2012	384,583	123,680	784,435	15,885	1,308,583
EVP of Clinical and Pre-Clinical Development and Chief Medical Officer	2011	366,667	150,000	149,661	15,685	682,012
	2010	325,000	52,000	—	13,332	390,332
Steven L. Hoerter	2012	314,167	138,200	941,322	14,434	1,408,123
Senior Vice President, Commercial	2011	106,910	86,270	612,600	59,404	865,185

(1)	Amount represents the aggregate grant date fair value of option awards granted to our named executive officers in 2012 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts above reflect our aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.
(2)	Represents the matching contributions made during 2012 to our 401(k) plan on behalf of each named executive officer, as well as gross up payments on taxable life insurance payments of $492, $754, $678 and $1,017 for Messrs. Mahaffy, Mast, and Hoerter, and Dr. Allen, respectively, and $2,915 for Ms. Ivers-Read. The amounts also reflect perquisites and benefits including supplemental long term disability coverage, health club expenses, and relocation expenses.

Grant of Plan Based Awards Table

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2012.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (1) (#)	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Option Awards (3) ($)
Patrick J. Mahaffy	3/1/2012	150,000	24.74	2,353,305
Erle T. Mast	3/1/2012	50,000	24.74	784,435
Gillian C. Ivers-Read	3/1/2012	50,000	24.74	784,435
Andrew R. Allen	3/1/2012	50,000	24.74	784,435
Steven L. Hoerter	3/1/2012	60,000	24.74	941,322

(1)	Twenty-five percent of the shares of common stock subject to the options will vest on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to continued employment through such date.
(2)	The exercise price of the options was set at the fair market value of one share of our common stock at the time of the grant.
(3)	Amount represents the aggregate grant date fair value of option awards granted to our named executive officers in 2012 computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

Narrative Disclosure Relating to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreements with Messrs. Mahaffy, Mast and Hoerter, Dr. Allen, and Ms. Ivers-Read

We are a party to employment agreements with Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen, and Ms. Ivers-Read, which agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance. The employment agreements for Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen and Ms. Ivers-Read provide for an annual base salary of no less than $450,000, $350,000, $315,000, $375,000, and $350,000, respectively. Additionally, the target annual bonuses are set at 50% of his annual base salary for Mr. Mahaffy, 40% of their respective annual base salaries for Mr. Mast, Dr. Allen, and Ms. Ivers-Read and 35% of his annual base salary for Mr. Hoerter.

In the event that a named executive officer’s employment is terminated by us without “just cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement), the executive will, subject to his or her execution of a general release of claims and continued compliance with any restrictive covenants, be entitled to (i) any earned but unpaid bonus for the calendar year immediately preceding the calendar year of termination, (ii) continuation of his or her then-current base salary during the “severance period” and (iii) payment of an applicable percentage (the percentage of employee health care premium costs covered by us as of the date of termination) of the executive’s COBRA premiums during the severance period. For purposes of the employment agreements, the term “severance period” generally means 9 months for Mr. Mahaffy and 6 months for Messrs. Mast and Hoerter, Dr. Allen, and Ms. Ivers-Read, except that the severance period will increase to 24 months for Mr. Mahaffy and 12 months for Messrs. Mast and Hoerter, Dr. Allen and Ms. Ivers-Read in the event that such termination occurs during the 12 months following a “change in control” (as defined in the employment agreement). Additionally, in the event that such termination occurs within 12 months following a change in control, the executives will also be entitled to (x) accelerated vesting of all outstanding equity awards, and (y) an amount equal to the executive’s then-current target bonus, payable in equal monthly installments during the severance period. In such a circumstance, each named executive officer will also be entitled to a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a maximum gross-up payment of $2,000,000.

Following any termination of a named executive officer’s employment, he or she will be subject to customary non-compete restrictions for 6 months (or in the case of Mr. Mahaffy, 9 months) and also a customary 12 month non-solicit period with respect to employees and customers.

Offer Letter with Mr. Hoerter

In 2011, prior to entering into the employment agreement with Mr. Hoerter, we entered into an at-will employment letter agreement with Mr. Hoerter, pursuant to which Mr. Hoerter was entitled to a one-time bonus of $100,000, of which $50,000 was paid on his start date and the remaining $50,000 was paid on the first anniversary of his start date. This offer letter has been superseded in all other respects by Mr. Hoerter’s employment agreement (described in more detail above).

2009 Equity Incentive Plan

We maintain the 2009 Plan, pursuant to which 795,346 shares of our common stock are reserved for potential exercise of options previously granted to our employees, consultants and directors as of December 31, 2012. Pursuant to the 2009 Plan, we may make grants of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, consultants, and directors.

Upon the occurrence of a corporate event (such as a merger, recapitalization, stock split, reorganization, consolidation, or other similar event), the board of directors may adjust the number, class, and price of shares covered by each award granted under the 2009 Plan. In the event of a merger or a “change in control” (as defined in the 2009 Plan), the board of directors may determine that awards will (i) be assumed or substituted by the acquiring company, (ii) be terminated, (iii) become fully vested and exercisable, (iv) be terminated and cashed out, or (v) be treated in any combination thereof.

The board of directors may amend, suspend, alter, or terminate the 2009 Plan or awards granted under the 2009 Plan at any time, provided that a participant’s rights with respect to outstanding awards may not be impaired without their express written consent. Absent earlier termination by the board of directors, the 2009 Plan will expire in February 2021. However, the board of directors has determined that no additional grants will be made under the 2009 Plan.

2011 Stock Incentive Plan

We maintain the 2011 Plan, pursuant to which 1,669,894 shares of our common stock are reserved for grant to our employees, consultants and directors as of December 31, 2012. We adopted the 2011 Plan to afford our compensation committee with more flexibility by allowing grants of a wide variety of equity awards to our key employees, directors and consultants, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. The 2011 Plan is designed to assist us in attracting, retaining, motivating and rewarding key employees, directors, and consultants, and promoting the creation of long-term value for our stockholders by closely aligning the interests of the participants with those of our stockholders.

The number of shares of our common stock reserved for issuance under the 2011 Plan will be increased (i) from time to time by the number of shares of our common stock forfeited upon the expiration, cancellation, forfeiture, cash settlement or other termination of awards under the 2009 Plan, and (ii) at the discretion of our board of directors, on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing 4% of our then-outstanding shares of common stock on such date and (y) 2,758,621 shares of our common stock (8,000,000 shares of our common stock prior to a 1 for 2.9 reverse stock split in September 2011).

2011 Employee Stock Purchase Plan

We maintain an employee stock purchase plan, the ESPP, that provides our employees, including our named executive officers, and employees of certain designated subsidiaries with an opportunity to purchase our ordinary shares at a discount on a tax-qualified basis through payroll deductions. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

A total of 438,209 shares of our common stock are available for purchase under the ESPP. At the discretion of our board of directors, plan shares can be increased annually on the date of each annual meeting of our stockholders, by up to the lesser of (x) a number of additional shares of our common stock representing 1% of our then-outstanding shares of common stock and (y) 344,828 shares of our common stock have been reserved for issuance under the ESPP. The number of shares of our common stock reserved for issuance pursuant to the ESPP is also subject to adjustment in the event of certain changes in our corporate structure or ordinary shares. The ESPP provides for consecutive 6-month offering periods, during which participating employees may elect to have between 1% and 10% of their compensation withheld and applied to the purchase of ordinary shares at the end of the period. Unless otherwise determined by our compensation committee before an offering period, the purchase price will be the lesser of (x) 85% of the fair market value of the ordinary shares at the start of the offering period and (y) 85% of the fair market value on the last day of the offering period.

In the event that there is a proposed merger or amalgamation with or into another corporation or a proposed sale of all or substantially all of our assets, all outstanding options under the ESPP will either be assumed by the successor corporation, parent or surviving corporation or the offering period then in effect will be shortened to end prior to the closing of such merger, amalgamation, or sale.

The ESPP is administered by our compensation committee. Our board of directors has the ability to suspend, terminate, or amend the ESPP at any time, although the board of directors generally may not amend the ESPP in such a way that would adversely affect the rights of any participating employee without that employee’s consent or stockholder approval. Unless sooner terminated, the ESPP will terminate in August 2021.

2011 Cash Bonus Plan

We maintain a cash bonus plan pursuant to which annual performance-based cash bonuses (up to a maximum of $10.0 million per year per employee) may be paid to our named executive officers at the discretion of our compensation committee. Bonuses that are paid pursuant to the cash bonus plan are intended to be considered “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. The cash bonus plan is administered by our compensation committee, which has the discretion to grant awards under the cash bonus plan, set and adjust performance targets, and certify whether the applicable performance targets have been satisfied. The performance goals with respect to any bonus under the cash bonus plan may be based on any one or more of the following business criteria: (i) enterprise value or value creation targets; (ii) after-tax or pre-tax profits or net income; (iii) after-tax or pre-tax margins; (iv) revenues; (v) operational cash flow or earnings before income tax or other exclusions; (vi) reduction of, or limiting the level of increase in, all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations; (vii) consummation of debt and equity offerings; (viii) equity capital raised; (ix) earnings per share, earnings per diluted share or earnings per share from continuing operations; (x) return on capital employed; (xi) market share; (xii) the fair market value of our common stock; (xiii) the growth in the value of an investment in our common stock; (xiv) reduction of, or limiting the level of increase in, all or a portion of controllable expenses or costs or other expenses or costs; (xv) economic value added targets based on a cash flow return on investment formula; (xvi) customer satisfaction or service measures or indices; (xvii) employee satisfaction; (xviii) efficiency or productivity measures; (xix) asset management (e.g., inventory and receivable levels); (xx) compliance goals (e.g., regulatory and legal compliance); or (xxi) strategic business objectives, goals or initiatives.

Our board of directors or our compensation committee may amend or terminate our cash bonus plan at any time, although the cash bonus plan generally may not be amended in such a way that would adversely affect the rights of any participating employee without that employee’s consent or stockholder approval or if such amendment would result in any bonus failing to be deductible under Section 162(m) of the Internal Revenue Code. No bonuses may be granted pursuant to the cash bonus plan on or after our first stockholder meeting that occurs after the close of the 2014 calendar year, unless our stockholders reapprove the business criteria on or before such stockholder meeting.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2012.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (3)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Patrick J. Mahaffy	—	—	$3.28	3/8/2021	—	—
	—	150,000	$24.74	3/1/2022	—	—
	—	—			163,524	2,616,384

TOTAL	—	150,000			163,524	2,616,384

Erle T. Mast	30,172	38,793	$3.28	3/8/2021	—	—
	—	50,000	$24.74	3/1/2022	—	—
	—	—			15,715	251,440

TOTAL	30,172	88,793			15,715	251,440

Gillian C. Ivers-Read	30,172	38,793	$3.28	3/8/2021	—	—
	—	50,000	$24.74	3/1/2022	—	—
	—	—			15,715	251,440

TOTAL	30,172	88,793			15,715	251,440

Andrew R. Allen	30,172	38,793	$3.28	3/8/2021	—	—
	—	50,000	$24.74	3/1/2022	—	—
	—	—			15,715	251,440

TOTAL	30,172	88,793			15,715	251,440

Steven L. Hoerter	28,736	57,470	$11.02	8/29/2021	—	—
	—	60,000	$24.74	3/1/2022	—	—

TOTAL	28,736	117,470			—	—

(1)	The restricted stock held by the named executive officers was granted in May 2009 and will be fully vested in May 2013. Mr. Mahaffy’s total also includes 116,380 unvested options which were granted in March 2011 and were exercised for shares of restricted stock pursuant to the terms of Mr. Mahaffy’s award agreement. 25% of Mr. Mahaffy’s restricted stock vested on the one-year anniversary of the date of grant, and the remainder will vest in substantially equal installments over the 36 months immediately following such anniversary, subject to his continued employment through such date. In the event that a named executive officer’s employment is terminated by us without “just cause” or a resignation for good reason within twelve months following a change in control of us, 100% of all outstanding equity awards will immediately vest upon such termination.
(2)	Represents the market value of the shares based on a closing price on December 31, 2012 of $16.00 per share.
(3)	Pursuant to the terms of the award agreements, unvested options may be exercised for shares of restricted stock.

Option Exercises and Stock Vested

The following table shows certain information regarding stock vested during 2012 with respect to our named executive officers.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Patrick J. Mahaffy	113,147	2,097,838
Erle T. Mast	37,715	699,267
Gillian C. Ivers-Read	37,715	699,267
Andrew R. Allen	37,715	699,267
Steven L. Hoerter	—	—

(1)	Represents the aggregate value realized upon vesting based on the closing price of our shares on each applicable vesting date. The weighted average closing price of our shares on each applicable vesting date during 2012 was $18.54 per share.

Potential Payments Upon a Termination or Change in Control

Pursuant to their employment agreements, upon certain terminations of employment, Messrs. Mahaffy, Mast, and Hoerter, Dr. Allen, and Ms. Ivers-Read are entitled to payments of compensation and benefits as described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table — Employment Agreements.” The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) an involuntary termination without “just cause” or a resignation for good reason and (ii) an involuntary termination without “just cause” or a resignation for good reason within twelve months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2012, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

		Triggering Event
Name	Type of payment	Involuntary termination ($)		Involuntary termination within twelve months following a change in control ($)
Patrick J. Mahaffy	Cash severance	375,000	(1)	1,250,000	(3)
	Benefit continuation	2,002	(2)	5,338	(4)
	Equity acceleration(5)	—		2,234,657
	Gross-up(6)	—		1,775,621
Erle T. Mast	Cash severance	180,250	(1)	504,700	(3)
	Benefit continuation	2,245	(2)	4,490	(4)
	Equity acceleration(5)	—		744,887
	Gross-up(6)	—		533,457
Gillian C. Ivers-Read	Cash severance	180,250	(1)	504,700	(3)
	Benefit continuation	1,548	(2)	3,095	(4)
	Equity acceleration(5)	—		744,887
	Gross-up(6)	—		537,999
Andrew R. Allen	Cash severance	193,250	(1)	541,100	(3)
	Benefit continuation	2,245	(2)	4,490	(4)
	Equity acceleration(5)	—		744,887
	Gross-up(6)	—		550,289
Steven L. Hoerter	Cash severance	157,500	(1)	425,250
	Benefit continuation	2,245	(2)	4,490
	Equity acceleration(5)	—		286,201
	Gross-up(6)	—		—

(1)	Includes the value of base salary continuation for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(2)	Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for nine months, in the case of Mr. Mahaffy, and six months, in the case of our other named executive officers.
(3)	Includes the value of (i) base salary continuation for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers and (ii) an amount equal to the named executive officer’s target bonus.
(4)	Includes the value of payment of an applicable percentage of the executive’s COBRA premiums for 24 months, in the case of Mr. Mahaffy, and 12 months, in the case of our other named executive officers.
(5)	Includes the value of accelerated vesting of all outstanding equity awards, which the executives are entitled to upon an involuntary termination without “just cause” or a resignation for good reason within twelve months following a change in control.
(6)	Includes the value of a gross-up payment for payments that result in an excise tax imposed by Section 4999 of the Internal Revenue Code (subject to a maximum gross-up payment of $2,000,000). The gross-up payments were calculated assuming a 45% tax rate and taking into account the full value of accelerated vesting of all outstanding equity awards and may be higher than the gross-up payments the named executive officers actually would have received.

Director Compensation

Director Compensation Table

The following table summarizes the compensation received by our directors for the year ended December 31, 2012.

Name	Fees earned or paid in cash ($)	Option awards ($) (1)(2)	Total ($)
Brian G. Atwood	53,000	157,468	210,468
M. James Barrett	62,000	157,468	219,468
James C. Blair	56,250	157,468	213,718
Paul H. Klingenstein	48,000	157,468	205,468
Edward J. McKinley	56,000	157,468	213,468
John C. Reed (3)	40,000	157,468	197,468
Thorlef Spickschen	45,000	157,468	202,468

(1)	The directors each received a grant of options to purchase 12,414 shares of our common stock on June 14, 2012. As of December 31, 2012, Mr. Blair and Mr. McKinley had 24,827 options outstanding, respectively, and each of the other directors had 57,585 options outstanding.
(2)	Amount represents the fair value of the awards on the date of grant computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Dr. John C. Reed, a Class III director, resigned from the board of directors effective February 14, 2013 due to the time constraints and other obligations imposed by his new job.

Narrative Disclosure relating to Director Compensation Table

Stock Option Grants

On June 14, 2012, we made grants of options to purchase 12,414 shares of our stock to each of our directors pursuant to the 2011 Plan, at an exercise price per share of $19.46. The stock options will vest in June 2013.

Director Compensation

Each non-executive director is entitled to receive a $40,000 (or $50,000 in the case of our chairman) annual cash retainer. Further, the chairman of each of our audit, compensation, and nominating and corporate governance committees receives an additional annual cash retainer of $16,000, $10,000, and $7,000, respectively. Other members of our audit, compensation, and nominating and corporate governance committees receive an additional annual cash retainer of $8,000, $5,000, and $5,000, respectively. New directors will receive a one-time initial grant of a stock option to purchase 27,587 shares of common stock upon joining the board of directors, with one-third of the grant vesting on each of the first three anniversaries of the date of grant. In addition, each non-executive director receives an annual grant of a stock option to purchase 12,414 shares of common stock, which vests on the first anniversary of the date of grant, subject to continued service through the vesting date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 15, 2013 by:

•	each person or group of affiliated persons who are known by us to own beneficially more than 5% of our common stock;

•	each of our named executive officers;

•	each member of our board of directors and each nominee;

•	all members of our board of directors and our named executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power over the security, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Applicable percentages are based on 26,262,718 shares of common stock outstanding on April 15, 2013.

Except as indicated in the footnotes below and subject to applicable community property laws, each of the beneficial owners named in the table below has, to our knowledge, sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301.

	Beneficial Ownership
Name Of Beneficial Owner	Number of Shares		Percent of Total
Stockholders beneficially owning 5% or more of our common stock
FMR LLC	3,920,890	(1)	14.9%
Entities affiliated with New Enterprise Associates, Inc.	3,426,567	(2)	13.0%
Entities affiliated with Domain Associates	2,820,510	(3)	10.7%
Entities affiliated with Versant Ventures	2,172,889	(4)	8.3%
Entities affiliated with Aberdare Ventures	1,303,665	(5)	5.0%
Officers and Directors
Patrick J. Mahaffy	987,662	(6)	3.8%
Erle T. Mast	303,173	(7)	1.2%
Andrew R. Allen	289,103	(8)	1.1%
Gillian C. Ivers-Read	303,173	(9)	1.2%
Steven L. Hoerter	104,956	(10)	*
Brian G. Atwood	2,230,474	(11)	8.5%
M. James Barrett	3,484,152	(12)	13.2%
James C. Blair	2,845,337	(13)	10.8%
Paul H. Klingenstein	1,361,250	(14)	5.2%
Edward J. McKinley	353,016	(15)	1.3%
Thorlef Spickschen	101,012	(16)	*
All directors and named executive officers as a group (11 persons)	12,363,308		45.9%

*	Represents beneficial ownership of less than 1% of our common stock.

(1)	Based on the information provided in a Schedule 13G, as amended, filed with the SEC on March 12, 2012 by FMR LLC reporting ownership of shares held as of February 29, 2012. According to the Schedule 13G, as amended, Edward C. Johnson 3d and FMR LLC each have sole dispositive power over such shares. In addition, Fidelity Management & Research Company is deemed a beneficial owner. The principal business address of FMR LLC is c/o Fidelity Management & Research Company, 82 Devonshire Street, Boston, MA 02109.
(2)	Includes 3,419,671 shares of common stock held of record by New Enterprise Associates 13, L.P. (NEA 13) and 6,896 shares of common stock held of record by NEA Ventures 2009, L.P. (Ven 2009). The shares directly held by NEA 13 are indirectly held by NEA Partners 13, L.P. (NEA Partners 13), the sole general partner of NEA 13, NEA 13 GP, LTD (NEA 13 LTD), the sole general partner of NEA Partners 13 and each of the individual directors of NEA 13 LTD. The individual Directors (collectively, the “Directors”) of NEA 13 LTD, M. James Barrett (a member of our board of directors), Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, David M. Mott, Scott D. Sandell, Ravi Viswanathan and Harry R. Weller, share voting and investment power with respect to these shares. The shares directly held by Ven 2009 are indirectly held by Karen P. Welsh, the general partner of Ven 2009. NEA 13, NEA Partners 13, NEA 13 LTD and the Directors share voting and dispositive power with regard to the shares directly held by NEA 13. Karen P. Welsh, the general partner of Ven 2009, holds voting and dispositive power over the shares held by Ven 2009. All indirect holders of the above-referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein. The principal business address of New Enterprise Associates, Inc. is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.
(3)	Includes 2,740,937 shares of common stock owned by Domain Partners VII, L.P., 46,813 shares of common stock owned by DP VII Associates, L.P. and 32,760 shares of common stock owned by Domain Associates, L.L.C. With respect to the shares owned by Domain Partners VII, L.P. and DP VII Associates, L.P., James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Brian K. Halak and Nicole Vitullo, the managing members of One Palmer Square Associates VII, L.L.C., the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P., share voting and investment power with respect to these shares. With respect to the shares owned by Domain Associates, L.L.C., voting and investment power is shared among the managing members, James C. Blair, Brian H. Dovey, Jesse I. Treu, Kathleen K. Schoemaker, Brian K. Halak, Nicole Vitullo and Kim. P. Kamdar. Domain Associates is located at One Palmer Square, Suite 515, Princeton, NJ 08542.
(4)	Includes 2,159,289 shares of common stock held of record by Versant Venture Capital IV, L.P. and 13,600 shares of common stock owned by Versant Side Fund IV, L.P. Voting and investment power over the shares held of record by Versant Venture Capital IV, L.P., and Versant Side Fund IV, L.P. is held by Versant Ventures IV, LLC, their sole general partner. Brian G. Atwood, a member of our board of directors, is a managing member of Versant Ventures IV, LLC but he disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein, and the options held by him. The individual managing members of Versant Ventures IV, LLC are Brian G. Atwood, Bradley J. Bolzon, Samuel D. Colella, Ross A. Jaffe, William J. Link, Kirk G. Nielsen, Robin L. Praeger, Rebecca B. Robertson, Camille D. Samuels, Charles M. Warden and Kevin J. Wasserstein, all of whom share voting and investment power with respect to these shares. Each individual managing member disclaims beneficial ownership of these shares, except to the extent of their pecuniary interest in such shares. The address of each entity affiliated with Versant Ventures is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, CA 94025.
(5)	Includes 1,278,156 shares of common stock owned by Aberdare Ventures IV, L.P. and 25,509 shares of common stock owned by Aberdare Partners IV, L.P. Mr. Klingenstein is a managing member of Aberdare GP IV, LLC, the general partner of Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P. With respect to the shares owned by Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P., voting and investment power is shared among Mr. Klingenstein, Sami Hamade, John H. Odden, Darrent Hite, Vince Kim and Naheed Misfeldt, the managing members of Aberdare GP IV, LLC. Mr. Klingenstein disclaims beneficiary ownership of such shares except to the extent of his pecuniary interest therein. Aberdare Ventures is located at One Embarcadero Center, Suite 4000, San Francisco, CA 94111.
(6)	Includes 46,875 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(7)	Includes 84,590 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(8)	Includes 84,590 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(9)	Includes 84,590 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(10)	Includes 104,956 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(11)	Includes 57,585 shares of common stock subject to outstanding options which are exercisable within the next 60 days, 2,159,289 shares of common stock owned by Versant Venture Capital IV, L.P. and 13,600 shares of common stock owned by Versant Side Fund IV, L.P. Versant Ventures IV, L.L.C. is the general partner of Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. Versant Ventures IV, L.L.C. shares voting and dispositive power over the shares of common stock held by Versant Venture Capital IV, L.P. and Versant Side Fund IV, L.P. Mr. Atwood is a managing member of Versant Ventures IV, L.L.C. Mr. Atwood disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(12)	Includes 57,585 shares of common stock subject to outstanding options which are exercisable within the next 60 days. See footnote (1) above regarding Dr. Barrett’s relationship with New Enterprise Associates, Inc. and its affiliated entities. Dr. Barrett disclaims beneficial ownership of the shares held by NEA 13 and Ven 2009, referenced in footnote (1) above, except to the extent of his actual pecuniary interest therein. Dr. Barrett does not have voting or dispositive power over the shares held of record by Ven 2009.
(13)	Includes 24,827 shares of common stock subject to outstanding options which are exercisable within the next 60 days, 2,740,937 shares of common stock owned by Domain Partners VII, L.P., 46,813 shares of common stock owned by DP VII Associates, L.P. and 32,760 shares of common stock owned by Domain Associates, L.L.C. Dr. Blair is a managing member of One Palmer Square Associates VII, L.L.C., which is the general partner of Domain Partners VII, L.P. and DP VII Associates, L.P. Dr. Blair is also a managing member of Domain Associates, L.L.C. Dr. Blair disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in such shares.
(14)	Includes 57,585 shares of common stock subject to outstanding options which are exercisable within the next 60 days, 1,278,156 shares of common stock owned by Aberdare Ventures IV, L.P. and 25,509 shares of common stock owned by Aberdare Partners IV, L.P. Mr. Klingenstein is a managing member of Aberdare GP IV, LLC, the general partner of Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P. With respect to the shares owned by Aberdare Ventures IV, L.P. and Aberdare Partners IV, L.P., voting and investment power is shared among the managing members of Aberdare GP IV, LLC. Mr. Klingenstein disclaims beneficiary ownership of such shares except to the extent of his pecuniary interest therein.
(15)	Includes 24,827 shares of common stock subject to outstanding options which are exercisable within the next 60 days.
(16)	Includes 57,585 shares of common stock subject to outstanding options which are exercisable within the next 60 days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2012, all officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2012, we have not engaged in any transactions in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation” above. We describe below certain other transactions with our directors, executive officers and stockholders.

Investors’ Rights Agreement

We and our founders and holders of our convertible preferred stock entered into an agreement under which such security holders have registration rights with respect to their shares of common stock. Upon the closing of our initial public offering, all of our then-outstanding shares of convertible preferred stock converted into shares of our common stock, and the outstanding principal amount of our convertible promissory notes and all accrued and unpaid interest thereon converted into shares of our common stock at a price of $13.00 per share.

Director Compensation

For a discussion of the director compensation arrangements, see “Executive and Director Compensation – Director Compensation” above.

Executive Compensation and Employment Agreements

Please see “Executive and Director Compensation – Compensation and Discussion Analysis” above for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. Further, our amended and restated certificate of incorporation and bylaws limits our directors’ and officers’ liability to the fullest extent permitted under Delaware corporate law.

Policies and Procedures Regarding Transactions with Related Persons

We have a written policy that sets forth our policies regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity in which such a person has a 10% or greater equity interest. Any related-person transaction may only be consummated if our audit committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a single set of proxy materials, please notify your broker. To contact, us, direct your written request to: Investor Relations, Clovis Oncology, Inc., 2525 28 th Street, Suite 100, Boulder, Colorado 80301 or contact Investor Relations at 303-625-5000. Stockholders who currently receive multiple copies of the Notice or our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

AVAILABLE INFORMATION

We will provide to any stockholder entitled to vote at our Annual Meeting, at no charge, a copy of our Annual Report on Form 10-K for fiscal 2012 filed with the SEC on March 14, 2013, including the financial statements and the financial statement schedules contained in the Form 10-K. We make our Annual Report on Form 10-K, as well as our other SEC filings, available free of charge through the investor relations section of our website located at http://ir.clovisoncology.com as soon as reasonably practicable after they are filed with or furnished to the SEC. Information contained on or accessible through our website or contained on other websites is not deemed to be part of proxy statement. In addition, you may request a copy of the Annual Report on Form 10-K by writing to Clovis Oncology, Inc., Investor Relations at 2525 28th Street, Suite 100, Boulder, Colorado 80301.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2014, we must receive the proposal at our principal executive offices, addressed to the Secretary, no later than December 27, 2013. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2014 annual meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our amended and restated bylaws, addressed to our corporate secretary, Erle T. Mast, at Clovis Oncology, Inc., 2525 28th Street, Suite 100, Boulder, Colorado 80301, not later than March 17, 2014 nor earlier than February 13, 2014.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. Please promptly submit your proxy as soon as possible (i) by accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) or if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you.

By Order of the Board of Directors

Erle T. Mast

Secretary

Boulder, Colorado

April 29, 2013

CLOVIS ONCOLOGY, INC. 2525 28TH STREET, SUITE 100 BOULDER, CO 80301

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on June 12, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

As a shareholder, you can help reduce the environmental impact of producing hard copy materials by consenting to receive all future notices of availability of proxy materials or proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on June 12, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M58328-P35176	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLOVIS ONCOLOGY, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
1.	Election of three class II directors to hold office until the 2016 annual meeting of stockholders. Nominees:	☐	☐	☐

01) Brian G. Atwood
02) James C. Blair, Ph.D.
03) Paul H. Klingenstein

The Board of Directors recommends you vote FOR the following :						For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2013.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and Annual Report on Form 10-K are available at www.proxyvote.com as well as in the Investor Relations section at www.clovisoncology.com.

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M58329-P35176

CLOVIS ONCOLOGY, INC.

2525 28th Street, Suite 100

Boulder, Colorado 80301

Annual Meeting of Stockholders on June 13, 2013

Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Patrick J. Mahaffy and Erle T. Mast, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, and authorizes them to represent and to vote all shares of the common stock of Clovis Oncology, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 13, 2013 at 8:30 a.m., Mountain time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado, 80302, and at any adjournment or postponement of the meeting, upon the matters and in accordance with the instructions listed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees for director listed in Proposal 1, and FOR Proposal 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be marked, dated and signed on reverse side